Exhibit 99.3

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. consents to the inclusion and description of our opinion letter dated August 22, 2006, to the Board of Directors of American Physicians Insurance Exchange as Annex D to the Amendment #2 of the Joint Proxy Statement/Prospectus of American Physicians Service Group, Inc. which forms the Registration Statement on Form S-4 and the references to our firm in such Joint Proxy Statement/Prospectus.

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchanges Commission thereunder.

Dated: November 17, 2006

Very truly yours,

/s/ Raymond James & Associates, Inc.
Raymond James & Associates, Inc.

Raymond James & Associates, Inc.

Member New York Stock Exchange/SIPC

550 W. Washington • Suite 1650 • Chicago, IL 60661

312-612-7785 • 877-587-7748 Toll Free • 312-612-7786 Fax